NEWS RELEASE FOR IMMEDIATE DISTRIBUTION

Partners Trust Announces Completion of Syndicated Community Offering and Closing Date for Conversion and BSB Bancorp Acquisition

Utica, N.Y., July 7, 2004 - Partners Trust Financial Group, Inc. (Nasdaq: PRTR) announced today that it has completed its syndicated community offering in connection with its "second-step conversion" from a mutual holding company to a stock holding company. In addition, the Company stated that it has received approval from the Office of Thrift Supervision of the final valuation report of its independent appraiser, and expects to issue 14,875,000 shares in the conversion offering at a purchase price of $10 per share. Existing shares of Partners Trust held by minority shareholders will be exchanged for 1.9502 shares of new Partners Trust Financial Group, Inc. common stock. The Company expects to close the offering and the conversion on July 14, 2004.

The Company also announced that, immediately upon completion of the conversion, it expects to complete the acquisition of BSB Bancorp, Inc. BSB Bancorp shareholders may elect to receive either $36.00 in cash or 3.6 shares of new Partners Trust common stock for each share of BSB Bancorp common stock, subject to election and proration procedures which provide, among other things, that the aggregate consideration will be 40% cash and 60% stock. As previously announced, the election deadline for BSB Bancorp shareholders is 5:00 p.m., New York time, on Thursday, July 8, 2004.

The completion of the offering, conversion and acquisition are subject to the satisfaction or waiver of customary closing conditions. Shares of new Partners Trust Financial Group, Inc. are expected to begin trading on the Nasdaq National Market on July 15, 2004 and will trade under the symbol "PRTRD" for the first 20 trading days and thereafter under the symbol "PRTR."

Statements contained in this news release contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the structure and timing of the conversion and the acquisition and the companies' intentions with respect to the combined company. These statements are based on the current beliefs and expectations of management as well as assumptions made using information currently available to management and are subject to business, economic and other uncertainties and contingencies, many of which are beyond our control. Actual results may differ materially from the anticipated results as a result of various factors, including among others: (1) the failure to complete the conversion or the acquisition; and (2) failure to obtain governmental approvals without adverse regulatory conditions. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the documents filed by Partners Trust and BSB Bancorp with the Securities and Exchange Commission from time to time. Except as required by law, Partners Trust and BSB Bancorp do not undertake any obligation to update any forward-looking statements to reflect changes in believes, expectations or events.

The foregoing information does not constitute an offer to sell or the solicitation of an offer to buy any securities. The terms and conditions of the syndicated community offering are more fully set forth in the Company's prospectus dated May 7, 2004 and the Prospectus Supplements dated June 10 and 30, 2004. The offering is made only by the prospectus and the prospectus supplements.

Contact: Partners Trust Financial Group, Inc.

John Zawadzki, President & CEO 315-738-4778

Steven Covert, Executive VP & CFO 315-738-4993